EXHIBIT 21

LAKES ENTERTAINMENT, INC.

LIST OF SUBSIDIARIES

	Name of Subsidiary	State of Incorporation/Organization
1.	Borders Land Company, LLC	Minnesota
2.	Grand Media & Electronics Distributing, Inc.	Minnesota
3.	Great Lakes Gaming of Michigan, LLC	Minnesota
4.	Lakes Cloverdale, LLC	Minnesota
5.	Lakes Game Development, LLC	Minnesota
6.	Lakes Gaming — Mississippi, LLC	Minnesota
7.	Lakes Gaming & Resorts, LLC	Minnesota
8.	Lakes Iowa Consulting, LLC	Minnesota
9.	Lakes Iowa Management, LLC	Minnesota
10.	Lakes Jamul Development, LLC	Minnesota
11.	Lakes Jamul, Inc.	Minnesota
12.	Lakes KAR — Shingle Springs, LLC	Delaware
13.	Lakes Kean Argovitz Resorts — California, LLC	Delaware
14.	Lakes Mississippi Land Development, LLC	Minnesota
15.	Lakes Nipmuc, LLC	Minnesota
16.	Lakes Ohio Development, LLC	Minnesota
17.	Lakes Pawnee Consulting, LLC	Minnesota
18.	Lakes Pawnee Management, LLC	Minnesota
19.	Lakes Poker Tour, LLC	Minnesota
20.	Lakes Shingle Springs, Inc.	Minnesota
21.	Pacific Coast Gaming — Santa Rosa, LLC	Minnesota
22.	Lakes Florida Casino Management, LLC	Minnesota
23.	Lakes Florida Development, LLC	Minnesota
24.	Lakes Maryland Development, LLC	Minnesota
25.	Lakes Maryland Casino Management, LLC	Minnesota
26.	Evitts Resort, LLC	Maryland
27.	Lakes Birch Run Development, LLC	Minnesota
28.	Lakes RC Bingo, LLC	Minnesota